Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: John Fuller, Chief Financial Officer 760-929-8226

RUBIO’S® Restaurants, Inc. Reports
Fourth Quarter and Annual Revenues Plus Other Financial Related Information

CARLSBAD, CA - January 19, 2006 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) today announced revenues for the fourth quarter and year ended December 25, 2005 in addition to other financial related information.

Fourth Quarter Results

•	Revenues rose 5.1% to $34.5 million from $32.7 million for the fourth quarter of 2004.
•	Comparable store sales increased 4.3% (versus comparable store sales increase of 3.2% for the same quarter last year). Transactions increased 3.6% and check average increased 0.7%.
•	Opened three new restaurants and closed its Portland location.
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Incurred charges not related to on-going restaurant operations in the range of $3.0 million to $3.5 million or $0.20 to $0.23 earnings per share related to the Portland restaurant, the lobster lawsuit settlement, executive separation costs, executive relocation expenses and other non-recurring corporate matters and legal fees associated with the foregoing and related litigation.

2005 Results

•	Revenues rose 2.4% to $140.8 million from $137.4 million for 2004.
•	Comparable store sales increased 1.2% (versus comparable store sales increase of 4.3% for last year). Transactions increased 0.2% and check average increased 1.0%.
•	Average unit volumes for the trailing four quarters were $957,000.
•	Completed 27 restaurant re-images. For the restaurants re-imaged at least eight weeks by year end, comparable store sales were approximately 3% higher as compared to their district peer group.
•	Cash and investments at year end were approximately $15.0 million.

About Rubio's® Restaurants, Inc.

Rubio's Fresh Mexican Grill® (NASDAQ:RUBO) Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio’s® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio. Rubio's is credited with introducing the “Original Fish Taco" to Southern California and starting a phenomenon that has spread coast to coast. In addition to all white meat chicken, slow roasted carnitas (pork), and lean carne asada (steak), Rubio’s menu features a variety of seafood items including grilled Mahi-Mahi, shrimp, and Langostino lobster. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street Tacossm, burritos, salads and bowls, tacos, quesadillas, HealthMex® items with less than 20 percent of calories from fat, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm, and inviting atmosphere of Baja, California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses, or franchises more than 150 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at www.rubios.com.

Safe Harbor Disclosure

Some of the information in this press release may contain forward-looking statements regarding future events of the Company. Please note that any statements that may be considered forward-looking are based on projections, that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Although those projections and the factors influencing them will likely change, we are under no obligation to inform you if they do. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control. These factors can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

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